Exhibit 99.1

Contact:	Timothy McKenna
tmckenna@rocksp.com
Phone: 609-734-6430

Rockwood Completes Sale of Electronics Business to OM Group

Princeton, NJ, January 2, 2008—Rockwood Holdings, Inc. (NYSE: ROC) announced today that it has completed the sale of its electronics business, to OM Group, Inc. (NYSE: OMG), effective December 31, 2007.  The transaction included exercising the put option to sell Rockwood’s French electronics business to OM Group.  The net proceeds of the sale were approximately $300 million.

Rockwood’s electronics business included its ultra-pure chemicals business, printed circuit board business and its photomasks business.  In 2006, the segment, excluding its wafer reclaim business which was not included in the transaction, had sales of $187 million and generated Adjusted EBITDA of $35.4 million.

Credit Suisse Securities (USA) LLC acted as a financial advisor to Rockwood on the transaction.

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,000 people and annual net sales of approximately $3.0 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s 2006 Form 10-K on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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